[***] = Certain confidential information contained in this document, marked by brackets, is omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed

Exhibit 10.17

Cooperation Agreement

Party A: Shenzhen Five Bulls Equity Investment Fund Management Co., Ltd.

Legal representative or managing partner: [***]

Domicile: [***]

Party B: Hywin Wealth Management Co., Ltd.

Legal representative: Gong Qiaoli

Domicile: 3/F, No. 8 Yincheng Middle Road, Pudong New District, Shanghai

According to the Contract Law of the People’s Republic of China and other relevant laws and regulations, Party A and Party B arrive at the following agreement upon friendly negotiation and in the spirit of equality, mutual benefit and common development. Both parties declare that they understand and recognize all the contents of this Agreement, and agree to exercise and undertake their respective rights and obligations, and faithfully perform this Agreement.

Article 1 Contents of cooperation

Upon Party A’s entrustment, Party B shall provide consulting services for Party A within its business scope and recommend institutions or individuals for cooperation.

Article 2 Undertakings

(I) Party A’s undertakings

1. Party A is a legally subsisting and operating entity and has all the qualifications and capabilities for performing all obligations under this Agreement;

2. Party A is a private equity fund manager (record number: [***]) registered with the Asset Management Association of China, without bad integrity record;

(II) Party B’s undertakings

1. Party B is a duly incorporated and legally subsisting entity and has all the qualifications and capabilities for performing all obligations under this Agreement.

2. Party B shall provide Party A with relevant consulting services honestly, diligently and conscientiously to the extent permitted by the existing PRC laws and regulations and other provisions.

Article 3 Rights and obligations

(I) Rights and obligations of Party A

1. Party A is obliged to provide Party B with the necessary documents and information required for business development, and guarantee the truthfulness, accuracy, completeness, timeliness and compliance of the documents and information provided.

2. Party A is generally responsible for organizing the management of the fund and formulating business rules in accordance with relevant laws and regulations. Party A shall provide collaboration and cooperation for Party B in completion of services.

3. Party A shall pay Party B relevant service fees in full and on time according to the provisions of this Agreement.

4. Party A shall ensure the legality and compliance of all kinds of products under its management in accordance with national laws and regulations and relevant provisions.

5. Party A is obliged to establish a perfect customer service system and process and provide relevant services to customers according to the relevant contract and its system.

6. Party A shall fulfill its disclosure obligations and inform Party B in accordance with the provisions of this Agreement and the requirements of regulatory authorities. Party A shall guarantee the truthfulness, accuracy and compliance of the contents disclosed and Party B shall assist in providing the contents to the customers served.

7. Party A shall keep confidential Party B’s trade secrets and other documents and information obtained and shall not use them for any purpose other than that specified by Party B or disclose them to any third party. Even if this Agreement is terminated, Party A shall still have the confidentiality obligation, save as otherwise provided by laws and regulations.

(II) Rights and obligations of Party B

1. Party B shall provide relevant services to Party A in accordance with the terms of this Agreement and collect service fees in time and in full.

2. Party B shall have the right of access to the necessary business data and information.

3. Party B shall comply with relevant laws and regulations in conducting businesses.

4. Party B shall have the right to obtain information that Party A shall disclose to customers in accordance with contracts, laws and regulations and regulatory requirements, and Party B shall assist in providing the information to the customers served in a uniform manner.

Article 4 Consulting services fees

The consulting service fees refer to the costs incurred by Party B for fulfilling the obligations under this Agreement, and the calculation method and payment time of the consulting service fees shall be subject to the Confirmation Letter of Consulting Service Fees otherwise confirmed by both parties.

Article 5 Confidentiality provisions

1. Either Party A or Party B shall be obliged to keep confidential the business information, management techniques and other information of the other party obtained during cooperation. Either party shall keep confidential the trade secrets and other confidential data and information of the other party that it learns about or accesses as a result of signing or performance of this Agreement; neither party shall disclose, give or transfer such confidential information to a third party without the written consent of the other party.

2. Except for the work specified in this Agreement, neither party shall use or duplicate the trademarks, logos, commercial information, technologies and other data of the other party without the prior written consent of the other party.

3. Upon termination of this Agreement, the confidentiality obligations of the two parties under this Agreement shall not terminate and the two parties shall continue to observe the confidentiality provisions of this Agreement, and perform their respective confidentiality obligations until the other party agrees to discharge it from such obligations, or in fact, no damage will be caused to the other party in any form due to breach of the confidentiality provisions of this Agreement.

Article 6 Force majeure

If either party is unable to continue to perform this Agreement due to force majeure such as natural factors and national policies, the said party shall promptly notify the other party and continue to perform this Agreement after elimination of force majeure. If this Agreement indeed cannot be performed due to force majeure, Party A and Party B may negotiate in writing to terminate this Agreement and neither party shall bear the liability for breach of this Agreement to the other party.

Article 7 Liability for breach of this Agreement

Party A and Party B shall fulfil the relevant obligations in strict accordance with the provisions of this Agreement. If either party violates the foregoing provisions of this Agreement, it shall be deemed as having breached this Agreement and shall bear all losses incurred by the non-defaulting party as a result (including but not limited to direct losses and indirect losses).

Article 8 Settlement of disputes

1. The conclusion, entry into force, performance, interpretation, modification and termination of this Agreement and related disputes shall be governed by the laws of the People’s Republic of China (for the purpose hereof, excluding Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan Region).

2. Disputes relating to this Agreement or arising from the performance of this Agreement shall be settled by Party A and Party B through friendly negotiation. If the two parties fail to settle the disputes through friendly negotiation, either party may file a lawsuit to Pudong New District People’s Court.

Article 9 Miscellaneous

1. For matters not covered herein, Party A and Party B shall sign a written supplementary agreement upon negotiation. The Supplementary Agreement shall have the same legal force as this Agreement and shall be an integral part of this Agreement.

2. This Agreement shall come into effect upon affixing of signatures by both parties.

3. This Agreement shall be executed in duplicates with equal legal force, with one held by Party A and Party B, respectively.